Exhibit 4.10

DESCRIPTION OF CAPITAL STOCK

The following is a summary of information concerning capital stock of Corbus Pharmaceuticals Holdings, Inc. (“us,” “our,” “we” or the “Company”) and certain provisions of our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), and amended and restated bylaws, as amended (the “Bylaws”), each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, Bylaws and the applicable portions of the DGCL carefully.

General

Our authorized capital stock consists of:

●	300,000,000 shares of common stock, par value $0.0001 per share; and

●	10,000,000 shares of preferred stock, par value $0.0001 per share, of which 1,100,000 shares have been designated as Series A Preferred Stock.

As of December 31, 2022, 4,176,029 shares of common stock were issued and outstanding. At the time of this filing, 0 shares of Series A Preferred Stock were issued and outstanding.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent). Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Dividends. The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.

Conversion Right. The holders of our common stock have no conversion rights.

Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable.

Series A Preferred Stock

General; Transferability. Shares of Series A Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series A Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held by such holder, in which case a number of eight thousandths (8/1,000ths) of a share of Series A Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder will be automatically transferred to the transferee of such shares of Common Stock.

Voting Rights. Each share of Series A Preferred Stock will entitle the holder thereof to 62,500,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series A Preferred Stock will have a ratable number of votes). Thus, each 0.008 of a share of Series A Preferred Stock would entitle the holder thereof to 500,000 votes. The outstanding shares of Series A Preferred Stock will vote together with the outstanding shares of Common Stock of the Company as a single class exclusively with respect to any proposal to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment (the “Reverse Stock Split”). The Series A Preferred Stock will not be entitled to vote on any other matter, except to the extent required under the Delaware General Corporation Law.

Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split, the vote of each share of Series A Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split will be cast in the same manner as the vote, if any, of the share of Common Stock in respect of which such share of Series A Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series A Preferred Stock (or fraction thereof) held by such holder. Holders of Series A Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series A Preferred Stock on the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

Dividend Rights. The holders of Series A Preferred Stock, as such, will not be entitled to receive dividends of any kind.

Liquidation Preference. The Series A Preferred Stock will rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily (a “Dissolution”). Upon any Dissolution, each holder of outstanding shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.0001 per outstanding share of Series A Preferred Stock.

Redemption. All shares of Series A Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will automatically be redeemed in whole, but not in part, by the Company at the Initial Redemption Time without further action on the part of the Company or the holder of shares of Series A Preferred Stock (the “Initial Redemption”). Any outstanding shares of Series A Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing the Reverse Stock Split.

Each share of Series A Preferred Stock redeemed in any redemption described above will be redeemed in consideration for the right to receive an amount equal to $0.001 in cash for each ten whole shares of Series A Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined in the certificate of designation with respect to the Series A Preferred Stock (the “Certificate of Designation”)) thereof as of immediately prior to the applicable redemption time and redeemed pursuant to such redemption. However, the redemption consideration in respect of the shares of Series A Preferred Stock (or fractions thereof) redeemed in any redemption described above: (i) will entitle the former beneficial owners of less than ten whole shares of Series A Preferred Stock redeemed in any redemption to no cash payment in respect thereof and (y) will, in the case of a former beneficial owner of a number of shares of Series A Preferred Stock (or fractions thereof) redeemed pursuant to any redemption that is not equal to a whole number that is a multiple of ten, entitle such beneficial owner to the same cash payment, if any, in respect of such redemption as would have been payable in such redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such redemption were rounded down to the nearest whole number that is a multiple of ten (such, that for example, the former beneficial owner of 25 shares of Series A Preferred Stock redeemed pursuant to any redemption will be entitled to receive the same cash payment in respect of such redemption as would have been payable to the former beneficial owner of 20 shares of Series A Preferred Stock redeemed pursuant to such redemption).

The Series A Preferred Stock is not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series A Preferred Stock has no stated maturity and is not be subject to any sinking fund. The Series A Preferred Stock is not subject to any restriction on the redemption or repurchase of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These provisions are as follows:

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they provide that special meetings of stockholders may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the board of directors;

●	they specifically deny the ability of stockholders to take action by written consent of the stockholders in lieu of a meeting;
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they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes to the our board of directors; and

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they allow us to issue, without stockholder approval, up to 10,000,000 shares of preferred stock, with such designations, rights, and preferences as may be determined from time to time by our board of directors that could adversely affect the rights and powers of the holders of the common stock, including dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company, all without further action by our stockholders.

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

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prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

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on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CRBP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A Preferred Stock is Continental Stock Transfer & Trust Company, LLC.